       ----------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------
                                 WACHOVIA CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                  NORTH CAROLINA                                1473727
             -----------------------                ---------------------------
         (State or other jurisdiction of                    (I.R.S. Employer
          incorporation or organization)               Identification Number)


100 NORTH MAIN STREET, WINSTON-SALEM, NORTH CAROLINA                   27101
191 PEACHTREE STREET, ATLANTA,                                         30303
- -----------------------------------------------------
(Address of principal executive offices)                             (Zip Code)


            CERTAIN OPTION AGREEMENTS BETWEEN WACHOVIA CORPORATION
           AND CERTAIN CURRENT OR FORMER OFFICERS AND DIRECTORS OF
              THE FIRST NATIONAL BANKSHARES OF HENRY COUNTY, INC.
              ---------------------------------------------------
                            (Full title of the plan)

                         ------------------------------


                            Alice Washington Grogan
                             Secretary and Counsel
                              Wachovia Corporation
                             100 North Main Street
                              Post Office Box 3099
                      Winston-Salem, North Carolina 27150
                                (910) 732-5801
           -------------------------------------------------------
          (Name, address and telephone number, including area code,
                             of agent for service)


                       CALCULATION OF REGISTRATION FEE
   -------------------------------------------------------------------------

                                                PROPOSED            PROPOSED
TITLE OF                                        MAXIMUM             MAXIMUM
SECURITIES            AMOUNT                    OFFERING            AGGREGATE                 AMOUNT OF
TO BE                 TO BE                     PRICE               OFFERING                  REGISTRATION
REGISTERED            REGISTERED                PER SHARE(1)        PRICE(1)                  FEE(1)
- ----------            -----------               ------------        -------------             ------------
Common
Stock, par value
$5.00 per share       81,679 shares             $        45.125     $      3,685,765           $     1,270.95
                                                ---------------     ----------------           --------------
- -------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 457(c) and (h)(1), based on the average of the high and low prices of the registrant's common stock on March 29, 1996, as reported on the New York Stock Exchange.

                         ---------------------------

                                     PART I



              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS



         The documents containing the information specified in Part I of the Instructions to the Registration Statement on Form S-8 will be sent or given to employees of the Registrant as required by Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents filed by Wachovia Corporation (the "Company") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

                 (a) The Company's Annual Report on Form 10-K for the year ended December 31, 1995, filed on March 26, 1996 pursuant to Section 13 of the Securities Exchange Act of 1934 (the "Exchange Act").

                 (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year referred to in (a), above.

                 (c) The description of the Company's Common Stock, par value $5.00 per share, contained in the Company's Registration Statement on Form 8-B filed pursuant to Section 12(b) of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

                 All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

ITEM 4.  DESCRIPTION OF SECURITIES.

                 Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 The legality of the securities offered hereby has been passed upon by Kenneth W. McAllister, Esq., General Counsel of the Company, who owns approximately 21,472 shares of Common Stock and has been granted options to purchase 39,244 shares of Common Stock under existing plans of the Company and has been granted restricted awards for 17,000 shares of Common Stock under the Plan.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act contain specific provisions relating to indemnification of directors and officers of North Carolina corporations. In general, the statutes provide that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided by statute that the director or officer meets certain standards of conduct, provided when a director or officer is liable to the corporation or is adjudged liable on the basis that personal benefit was improperly received by him, the corporation may not indemnify him. A director or officer of a corporation who is a party to a proceeding may also apply to the courts for indemnification, unless the articles of incorporation provide otherwise, and the court may order indemnification under certain circumstances set forth in the statute. A corporation may, in its articles of incorporation or bylaws or by contract or resolution, provide indemnification in addition to that provided by statute, subject to certain conditions.

                 The Company's bylaws provide for the indemnification of any director or officer of the Company or any wholly owned subsidiary of the Company against liabilities and litigation expenses arising out of his status as such, excluding (i) that portion of any liabilities or litigation expenses with respect to which such person is entitled to receive payment under any insurance policy other than a directors' and officers' insurance policy maintained by the Company or (ii) any liabilities or litigation expenses incurred on account of any of such person's activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of the Company.

                 The Company's articles of incorporation provide for the elimination of the personal liability of each director of the Company to the fullest extent permitted by law.

                 The Company has purchased a standard liability policy, which, subject to any limitations set forth in the policy, would pay on behalf of the Company's directors and officers for damages that they become legally obligated to pay as a result of any actual or alleged act, error, omission, misstatement, misleading statement or breach of duty committed while acting in their official capacity or any matter asserted against an officer or director solely by reason of his status as an officer or director.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED.

                 Not applicable.

ITEM 8.  EXHIBITS.

                The following exhibits are filed as a part of this Registration
Statement:


         NUMBER                   DESCRIPTION
         ------                   -----------
         4.1              Articles IV, VII, IX, X and XI of the Amended and Restated Articles of Incorporation of
                          Wachovia Corporation and Section 1.8 of Article 1 and Article 6 of the Bylaws of Wachovia
                          Corporation, which are incorporated by reference to Exhibits 4.1 and 4.2, respectively, to the
                          Company's Annual Report on Form 10-K for the year ended December 31, 1995.

         4.2              Option Agreement between Wachovia Corporation and Ernest D. Blount.
         4.3              Option Agreement between Wachovia Corporation and William D. Coker.
         4.4              Option Agreement between Wachovia Corporation and Charles L. Cooley.
         4.5              Option Agreement between Wachovia Corporation and J. Randall Dixon.
         4.6              Option Agreement between Wachovia Corporation and Charles H. Gregory.
         4.7              Option Agreement between Wachovia Corporation and Robert P. Harber.
         4.8              Option Agreement between Wachovia Corporation and Lloyd L. Hester, Jr.
         4.9              Option Agreement between Wachovia Corporation and Harold C. Johnson
         4.10             Option Agreement between Wachovia Corporation and James R. Kendall.
         4.11             Option Agreement between Wachovia Corporation and Roy H. Kuhn.
         4.12             Option Agreement between Wachovia Corporation and Ronald W. Newton
         4.13             Option Agreement between Wachovia Corporation and Roddy H. Oglesby, Jr.
         4.14             Option Agreement between Wachovia Corporation and G. Phillip Paulk.
         4.15             Option Agreement between Wachovia Corporation and W. Norman Strawn.

         4.16             Option Agreement between Wachovia Corporation and Alvin E. Vaughn.
         4.17             Option Agreement between Wachovia Corporation and Joe S. Chafin.
         4.18             Option Agreement between Wachovia Corporation and J. Randall Dixon.
         4.19             Option Agreement between Wachovia Corporation and Terry David Ellington.

         5                Opinion of Kenneth W. McAllister, Esq., as to the legality of the Common Stock being registered

         23.1             Consent of Kenneth W. McAllister, Esq., which is contained in his opinion filed as Exhibit 5

         23.2             Consent of Ernst & Young LLP

         24               Power of Attorney

         27               Financial Data Schedule (for SEC use only)

ITEM 9.  UNDERTAKINGS.

(a)  The Company hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                 Statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                 Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
                 Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

                                THE REGISTRANT

        Pursuant to the requirements of the Securities Act of 1933, Wachovia Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on this the 1st day of April, 1996.

                                   WACHOVIA CORPORATION

                                   By:     Leslie M. Baker, Jr.
                                       -----------------------------------------
                                           Leslie M. Baker, Jr.
                                           President and Chief Executive Officer


        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on April 1, 1996.


    Leslie M. Baker, Jr.                                        John G. Medlin, Jr.
- ---------------------------------------------               -----------------------------------------------
Name:      Leslie M. Baker, Jr.                             Name:      John G. Medlin, Jr.
Title:     Director, President and                          Title:     Chairman of the Board
           Chief Executive Officer
           (principal executive officer)

    Rufus C. Barkley, Jr.*                                      Crandall C. Bowles*
- ---------------------------------------------               ----------------------------------------------
Name:      Rufus C. Barkley, Jr.                            Name:      Crandall C. Bowles
Title:     Director                                         Title:     Director

    John L. Clendenin*                                          Lawrence M. Gressette, Jr.*
- ---------------------------------------------               ------------------------------------------
Name:      John L. Clendenin                                Name:      Lawrence M. Gressette, Jr.
Title:     Director                                         Title:     Director

    Thomas K. Hearn, Jr.*                                       W. Hayne Hipp*
- --------------------------------------------                -----------------------------------------------
Name:      Thomas K. Hearn, Jr.                             Name:      W. Hayne Hipp
Title:     Director                                         Title:     Director

    Robert M. Holder, Jr.*                                      Donald R. Hughes*
- ---------------------------------------------               -------------------------------------------------
Name:      Robert M. Holder, Jr.                            Name:      Donald R. Hughes
Title:     Director                                         Title:     Director

    F. Kenneth Iverson*                                         James W. Johnston*
- ----------------------------------------------              -------------------------------------------------
Name:      F. Kenneth Iverson                               Name:      James W. Johnston
Title:     Director                                         Title:     Director

    Wyndham Robertson*                                          Herman J. Russell*
- -------------------------------------------                 ----------------------------------------------------
Name:      Wyndham Robertson                                Name:      Herman J. Russell
Title:     Director                                         Title:     Director

    Sherwood H. Smith, Jr.*                                        Charles McKenzie Taylor*
- ------------------------------------------------            ------------------------------------------------
Name:      Sherwood H. Smith, Jr.                           Name:      Charles McKenzie Taylor
Title:     Director                                         Title:     Director

    Robert S. McCoy, Jr.                                        John C. McLean, Jr.
- ---------------------------------------------               --------------------------------------------------
Name:      Robert S. McCoy, Jr.                             Name:      John C. McLean, Jr.
Title:     Executive Vice President and                     Title:     Controller (principal
           Chief Financial Officer                                     accounting officer)
           (principal financial officer)





*   By:  Kenneth W. McAllister
         ---------------------
         Attorney-in-Fact


                                 EXHIBIT INDEX
                                       TO
                     REGISTRATION STATEMENT ON FORM S-8 OF
                              WACHOVIA CORPORATION

SEQUENTIAL
EXHIBIT NO.                             DESCRIPTION                                                                           PAGE
- -----------                             -----------                                                                           -----
NO.
- ---
4.1              Articles IV, VII, IX, X and XI of the Amended and Restated Articles of Incorporation of Wachovia
                 Corporation and Section 1.8 of Article 1 and Article 6 of the Bylaws of Wachovia Corporation, which are incorporated by reference to Exhibits 4.1 and 4.2, respectively, to the Company's Annual Report on Form
                 10-K for the year ended December 31, 1995.

4.2              Option Agreement between Wachovia Corporation and Ernest D. Blount.

4.3              Option Agreement between Wachovia Corporation and William D. Coker.

4.4              Option Agreement between Wachovia Corporation and Charles L. Cooley.

4.5              Option Agreement between Wachovia Corporation and J. Randall Dixon.

4.6              Option Agreement between Wachovia Corporation and Charles H. Gregory.

4.7              Option Agreement between Wachovia Corporation and Robert P. Harber.

4.8              Option Agreement between Wachovia Corporation and Lloyd L. Hester, Jr.

4.9              Option Agreement between Wachovia Corporation and Harold C. Johnson

4.10             Option Agreement between Wachovia Corporation and James R. Kendall.

4.11             Option Agreement between Wachovia Corporation and Roy H. Kuhn.

4.12             Option Agreement between Wachovia Corporation and Ronald W. Newton.

4.13             Option Agreement between Wachovia Corporation and Roddy H. Oglesby, Jr.

4.14             Option Agreement between Wachovia Corporation and G. Phillip Paulk.

4.15             Option Agreement between Wachovia Corporation and W. Norman Strawn.

4.16             Option Agreement between Wachovia Corporation and Alvin E. Vaughn.

4.17             Option Agreement between Wachovia Corporation and Joe S. Chafin.

4.18             Option Agreement between Wachovia Corporation and J. Randall  Dixon.

4.19             Option Agreement between Wachovia Corporation and Terry David Ellington.


 5 Opinion of Kenneth W. McAllister, Esq., as to the legality of the Common Stock being registered


23.1 Consent of Kenneth W. McAllister, Esq., which is contained in his opinion filed as Exhibit 5

23.2             Consent of Ernst & Young LLP

24               Power of Attorney

27               Financial Data Schedule (for SEC use only)
- ------

 * Incorporated by reference.